Exhibit 23.2

Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-179552) pertaining to the Imperva, Inc. 2011 Stock Option and Incentive Plan and the Imperva, Inc. 2011 Employee Stock Purchase Plan and (Form S-8 No. 333-177845) pertaining to the Imperva, Inc. 2003 Stock Option Plan, Imperva, Inc. 2011 Stock Option and Incentive Plan and Imperva, Inc. 2011 Employee Stock Purchase Plan of Imperva, Inc. of our report dated June 17, 2011 (except for the last paragraph of Note 1, as to which the date is November 7, 2011), with respect to the consolidated financial statements of Imperva, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young

Global

Tel-Aviv, Israel

March 27, 2012